Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

January 3, 2013

As of January 2013

ETN Product List

iPath® Commodities ETNs	TICKER	YEARLY FEE[1]	MATURITY DATE
Broad			
iPath® Pure Beta Broad Commodity ETN	BCM	0.75%	4/18/41
iPath® Dow Jones–UBS Commodity Index Total Return℠ ETN	DJP	0.75%	6/12/36
iPath® Pure Beta S&P GSCI®-Weighted ETN	SBV	0.75%	4/18/41
iPath® S&P GSCI® Total Return Index ETN	GSP	0.75%	6/12/36
Sector			
iPath® Pure Beta Agriculture ETN	DIRT	0.75%	4/18/41
iPath® Dow Jones–UBS Agriculture Subindex Total Return℠ ETN	JJA	0.75%	10/22/37
iPath® Pure Beta Energy ETN	ONG	0.75%	4/18/41
iPath® Dow Jones–UBS Energy Subindex Total Return℠ ETN	JJE	0.75%	10/22/37
iPath® Pure Beta Grains ETN	WEET	0.75%	4/18/41
iPath® Dow Jones–UBS Grains Subindex Total Return℠ ETN	JJG	0.75%	10/22/37
iPath® Pure Beta Industrial Metals ETN	HEVY	0.75%	4/18/41
iPath® Dow Jones–UBS Industrial Metals Subindex Total Return℠ ETN	JJM	0.75%	10/22/37
iPath® Pure Beta Livestock ETN	LSTK	0.75%	4/18/41
iPath® Dow Jones–UBS Livestock Subindex Total Return℠ ETN	COW	0.75%	10/22/37
iPath® Pure Beta Precious Metals ETN	BLNG	0.75%	4/18/41
iPath® Dow Jones–UBS Precious Metals Subindex Total Return℠ ETN	JJP	0.75%	6/24/38
iPath® Pure Beta Softs ETN	GRWN	0.75%	4/18/41
iPath® Dow Jones–UBS Softs Subindex Total Return℠ ETN	JJS	0.75%	6/24/38
Single Commodities			
iPath® Pure Beta Aluminum ETN	FOIL	0.75%	4/18/41
iPath® Dow Jones–UBS Aluminum Subindex Total Return℠ ETN	JJU	0.75%	6/24/38
iPath® Pure Beta Cocoa ETN	CHOC	0.75%	4/18/41
iPath® Dow Jones–UBS Cocoa Subindex Total Return℠ ETN	NIB	0.75%	6/24/38
iPath® Pure Beta Coffee ETN	CAFE	0.75%	4/18/41
iPath® Dow Jones–UBS Coffee Subindex Total Return℠ ETN	JO	0.75%	6/24/38
iPath® Pure Beta Copper ETN	CUPM	0.75%	4/18/41
iPath® Dow Jones–UBS Copper Subindex Total Return℠ ETN	JJC	0.75%	10/22/37
iPath® Pure Beta Cotton ETN	CTNN	0.75%	4/18/41
iPath® Dow Jones–UBS Cotton Subindex Total Return℠ ETN	BAL	0.75%	6/24/38
iPath® Pure Beta Lead ETN	LEDD	0.75%	4/18/41
iPath® Dow Jones–UBS Lead Subindex Total Return℠ ETN	LD	0.75%	6/24/38
iPath® Seasonal Natural Gas ETN	DCNG	0.75%	4/18/41
iPath® Dow Jones–UBS Natural Gas Subindex Total Return℠ ETN[2,3]	GAZ	0.75%	10/22/37
iPath® Pure Beta Nickel ETN	NINI	0.75%	4/18/41
iPath® Dow Jones–UBS Nickel Subindex Total Return℠ ETN	JJN	0.75%	10/22/37
iPath® Dow Jones–UBS Platinum Subindex Total Return℠ ETN[2]	PGM	0.75%	6/24/38
iPath® Pure Beta Sugar ETN	SGAR	0.75%	4/18/41
iPath® Dow Jones–UBS Sugar Subindex Total Return℠ ETN	SGG	0.75%	6/24/38
iPath® Dow Jones–UBS Tin Subindex Total Return℠ ETN	JJT	0.75%	6/24/38
iPath® Pure Beta Crude Oil ETN	OLEM	0.75%	4/18/41
iPath® S&P GSCI® Crude Oil Total Return Index ETN	OIL	0.75%	8/14/36

[1] The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated and any other applicable costs, please see the applicable product page and Pricing Supplement at www.iPathETN.com.

[2] Closed to further issuances.

[3] Due to likely continued fluctuations in the difference between trading price and indicative value, Barclays Bank PLC believes that this series of ETNs will not track the price of the underlying natural gas futures index in a consistent manner and therefore are currently not suitable for most investors.

	TICKER	YEARLY FEE[1]	MATURITY DATE
iPath Currency ETNs			
iPath® EUR/USD Exchange Rate ETN	ERO	0.40%	5/14/37
iPath® GBP/USD Exchange Rate ETN	GBB	0.40%	5/14/37
iPath® JPY/USD Exchange Rate ETN	JYN	0.40%	5/14/37
iPath® GEMS Index™ ETN	JEM	0.89%	2/4/38
iPath® GEMS Asia 8 ETN	AYT	0.89%	4/8/38
iPath® Asian & Gulf Currency Revaluation ETN	PGD	0.89%	2/4/38
iPath® Optimized Currency Carry ETN	ICI	0.65%	1/28/38
iPath Equity ETNs			
Volatility			
iPath® S&P 500 VIX Short-Term Futures™ ETN	VXX	0.89%	1/30/19
iPath® S&P 500 VIX Mid-Term Futures™ ETN	VXZ	0.89%	1/30/19
iPath® Inverse S&P 500 VIX Short-Term Futures™ ETN	XXV	0.89%	7/17/20
iPath® Inverse S&P 500 VIX Short-Term Futures™ ETN (II)	IVOP	0.89%	9/20/21
iPath® S&P 500 Dynamic VIX ETN	XVZ	0.95%	8/18/21
Leveraged			
iPath® Long Extended Russell 1000® TR Index ETN	ROLA	0.50%	11/30/20
iPath® Long Extended Russell 2000® TR Index ETN	RTLA	0.50%	11/30/20
iPath® Long Enhanced MSCI EAFE® Index ETN	MFLA	0.80%	11/30/20
iPath® Short Enhanced MSCI EAFE® Index ETN	MFSA	0.80%	11/30/20
iPath® Long Enhanced MSCI Emerging Markets Index ETN	EMLB	0.80%	11/30/20
iPath® Short Enhanced MSCI Emerging Markets Index ETN	EMSA	0.80%	11/30/20
iPath® Long Extended S&P 500® TR Index ETN	SFLA	0.35%	11/30/20
International			
iPath® MSCI India Index℠ ETN[2]	INP	0.89%	12/18/36
Strategy			
iPath® CBOE S&P 500 BuyWrite Index℠ ETN	BWV	0.75%	5/28/37
iPath Fixed Income ETNs			
iPath® US Treasury Steepener ETN	STPP	0.75%	8/13/20
iPath® US Treasury Flattener ETN	FLAT	0.75%	8/13/20
iPath® US Treasury 2-year Bull ETN	DTUL	0.75%	8/13/20
iPath® US Treasury 2-year Bear ETN	DTUS	0.75%	8/13/20
iPath® US Treasury 5-year Bull ETN	DFVL	0.75%	7/12/21
iPath® US Treasury 5-year Bear ETN	DFVS	0.75%	7/12/21
iPath® US Treasury 10-year Bull ETN	DTYL	0.75%	8/13/20
iPath® US Treasury 10-year Bear ETN	DTYS	0.75%	8/13/20
iPath® US Treasury Long Bond Bull ETN	DLBL	0.75%	8/13/20
iPath® US Treasury Long Bond Bear ETN	DLBS	0.75%	8/13/20
iPath Alternative ETNs			
iPath® Global Carbon ETN	GRN	0.75%	6/24/38
iPath® S&P MLP ETN	IMLP	0.80%	12/15/42

All iPath ETNs trade on NYSE Arca℠ and are eligible for short sales.

[1] The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated and any other applicable costs, please see the applicable product page and Pricing Supplement at www.iPathETN.com.

[2] Closed to further issuances.

Selected Risk Considerations endorsed, sold or promoted by Dow Jones, UBS, UBS AG, Dow Jones Opco or any of An investment in the iPath ETNs described herein (the “ETNs”) involves risks. their respective subsidiaries or af?liates, and none of Dow Jones, UBS, UBS AG, Dow Selected risks are summarized here, but we urge you to read the more detailed Jones Opco or any of their respective af?liates, makes any representation or warranty, explanation of risks described under “Risk Factors” in the applicable prospectus express or implied, to the owners of or counterparts to the ETNs based on the indices supplement and pricing supplement. or any member of the public regarding the advisability of investing in securities or commodities generally or in the ETNs based on any of the indices particularly.

You May Lose Some or All of Your Principal: The ETNs are exposed to any change in the level of the underlying index, or the Volume Weighted Average Price The MSCI indexes are the exclusive property of MSCI, Inc. (“MSCI”). MSCI and (“VWAP”) level, in the case of the iPath® S&P MLP ETN, between the inception date the MSCI index names are service mark(s) of MSCI or its af?liates and have been and the applicable valuation date. Additionally, if the level of the underlying index, licensed for use for certain purposes by Barclays Bank PLC. The ?nancial securities or the VWAP level in the case of the iPath® S&P MLP ETN, is insuf?cient to offset referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI the negative effect of the investor fee and other applicable costs, you will lose some bears no liability with respect to any such ?nancial securities. The relevant pricing or all of your investment at maturity or upon redemption, even if the value of such supplement contains a more detailed description of the limited relationship MSCI has index, or the VWAP value in the case of the iPath® S&P MLP ETN, has increased or with Barclays Bank PLC and any related ?nancial securities. No purchaser, seller or decreased, as the case may be. Because the ETNs are subject to an investor fee and holder of this product, or any other person or entity, should use or refer to any MSCI any other applicable costs, the return on the ETNs will always be lower than the trade name, trademark or service mark to sponsor, endorse, market or promote this total return on a direct investment in the index components. The ETNs are riskier product without first contacting MSCI to determine whether MSCI’s permission is than ordinary unsecured debt securities and have no principal protection. required. Under no circumstances may any person or entity claim any af?liation with MSCI without the prior written permission of MSCI.

Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the

“S&P GSCI®”, “S&P GSCI® Index”, “S&P GSCI® Total Return Index”, “S&P GSCI® issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of Commodity Index” and “S&P GSCI® Crude Oil Total Return Index” are trademarks or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use Bank PLC to satisfy its obligations as they come due. As a result, the actual and by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold or promoted perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, by S&P. S&P does not make any representation or warranty, express or implied, to of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank the owners of the ETNs or any member of the public regarding the advisability of PLC were to default on its obligations, you may not receive any amounts owed to investing in securities generally or in the ETNs particularly or the ability of the S&P

GSCI® to track general stock market performance. you under the terms of the ETNs.

“Standard & Poor’s®”, “S&P 500®”, “S&P®” and “S&P 500® Total Return”, are trade-Issuer Redemption: If speci?ed in the applicable prospectus, Barclays Bank PLC marks of Standard & Poor’s Financial Services, LLC (“S&P”) and Dow Jones® is a will have the right to redeem or “call” a series of ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These inception date until and including maturity. trademarks have been licensed for use by S&P Dow Jones Indices LLC and its af?liates Redemption: and sublicensed for certain purposes by Barclays Bank PLC. “CBOE®” and “Buywrite” Automatic If speci?ed in the applicable prospectus, Barclays Bank are trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”) and PLC will automatically redeem a series of ETNs (in whole only, but not in part) at have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain the speci?ed automatic redemption value if, on any valuation date prior to or on purposes by Barclays Bank PLC. S&P Dow Jones Indices LLC, Dow Jones, S&P, or any of the ?nal valuation date, the intraday indicative note value of the ETNs becomes less their respective subsidiaries or affiliates (collectively, “S&P Dow Jones Indices”) and CBOE than or equal to the applicable level speci?ed in the prospectus. For ETNs inversely make no representation, condition or warranty, express or implied, to the owners of the linked to the S&P 500 VIX Short-Term Futures™ Index Excess Return, an automatic ETNs or to any member of the public regarding the advisability of investing in securities redemption may occur as a result of a precipitous increase in volatility in the U.S. generally or in the ETNs or in the ability of the index to track market performance. equity markets and is highly likely to occur if the historical frequency of precipitous “Standard & Poor’s®”, “S&P 500®”, “S&P®”, “S&P 500® Total Return”, “S&P 500 VIX increases in volatility in the U.S. equity markets persist.

Market for the ETNs May Not Develop: Short-Term Futures™”, “S&P 500 VIX Mid-Term Futures™” and “S&P 500® Dynamic A Trading Although the ETNs are listed VIX Futures are trademarks of Standard & Poor’s Financial Services, LLC (“S&P”) and on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow the ETNs may be limited, as we are not required to maintain any listing of the ETNs. Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC No Interest Payments from the ETNs: You may not receive any interest payments and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. “CBOE®”, on the ETNs. “VIX®” and “BuyWrite” are trademarks of the Chicago Board Options Exchange, Restrictions on the Minimum Number of ETNs and Date Restrictions for Incorporated (“CBOE”) and have been licensed for use by S&P Dow Jones Indices Redemptions: You must redeem at least 25,000 or 50,000 (depending on the LLC and sublicensed for certain purposes by Barclays Bank PLC. This document is not series) ETNs of the same series at one time in order to exercise your right to sponsored, endorsed, or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, or redeem your ETNs on any redemption date. You may only redeem your ETNs on a any of their respective subsidiaries or affiliates (collectively, “S&P Dow Jones Indices”) redemption date if we receive a notice of redemption from you by certain dates and or by CBOE. S&P Dow Jones Indices and CBOE make no representation, condition or times as set forth in the pricing supplement. warranty, express or implied, to the owners of the ETNs or to any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the Uncertain Tax Treatment: Signi?cant aspects of the tax treatment of the ETNs are ability of the indices to track market performance. uncertain. You should consult your own tax advisor about your own tax situation.

“Russell 1000® Index” and “Russell 2000® Index” are trademarks of Frank Russell

Barclays with the Bank SEC for PLC the has offering ?led a to registration which this statement communication (including relates a .prospectus) Before you Company and have beetn licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold, or promoted by Frank Russell Company and Frank Russell has invest, ?led you with should the SEC read for the more prospectus complete and information other documents about the Barclays issuer Bank and PLC this Company makes no representation regarding the advisability of investing in the ETNs.

“S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”); offering. You may get these documents for free by visiting www.iPathETN.com

Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request Jones”); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC.

The S&P® trademark has been sublicensed for certain purposes by Barclays Bank PLC. it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. The S&P MLP index (the “Index”) is a product of S&P Dow Jones Indices LLC and has been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold BlackRock Investments, LLC, assists in the promotion of the iPath ETNs. or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective The ETNs may be sold throughout the day on the exchange through any brokerage affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices does not make account. Commissions may apply and there are tax consequences in the event of any representation or warranty, express or implied, to the owners of the ETNs or any sale, redemption or maturity of ETNs. member of the public regarding the advisability of investing in securities generally or The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Opco, LLC in the ETNs particularly or the ability of the Index to track general market performance. (“Dow Jones Opco”), a subsidiary of S&P Dow Jones Indices LLC, and UBS Securities Each of the Barclays commodities indices referenced herein is a trademark of LLC (“UBS”), and have been licensed for use by Barclays Bank PLC. “Dow Jones®,” Barclays Bank PLC.

“DJ,” “UBS”, “Dow Jones-UBS Commodity IndexSM”, “Dow Jones-UBS Commodity “Barclays US Treasury 2Y/10Y Yield Curve Index™”, “Barclays 2Y US Treasury Futures Index Total ReturnSM”, “Dow Jones-UBS Agriculture Subindex Total ReturnSM”, “Dow Targeted Exposure Index™”, “Barclays 5Y US Treasury Futures Targeted Exposure Jones-UBS Aluminum Subindex Total ReturnSM”, “Dow Jones-UBS Cocoa Subindex Index™”, “Barclays 10Y US Treasury Futures Targeted Exposure Index™”, “Barclays Total ReturnSM”, “Dow Jones-UBS Coffee Subindex Total ReturnSM”, “Dow Jones-UBS Long Bond US Treasury Futures Targeted Exposure Index™”, “Barclays Optimized Copper Subindex Total ReturnSM”, “Dow Jones-UBS Cotton Subindex Total ReturnSM”, Currency Carry Index™”, “USD Optimized Currency Carry Index™”, “Barclays Global “Dow Jones-UBS Energy Subindex Total ReturnSM”, “Dow Jones-UBS Grains Subindex Carbon Index™”, “Barclays Global Carbon Index Total Return™”, “Barclays Global Total ReturnSM”, “Dow Jones-UBS Industrial Metals Subindex Total ReturnSM”, “Dow Emerging Markets Strategy (GEMS) Asia 8 Index™”, “Barclays Global Emerging Jones-UBS Lead Subindex Total ReturnSM”, “Dow Jones-UBS Livestock Subindex Total Markets Strategy (GEMS) Pegged Currency Index™”, and “Barclays Global Emerging ReturnSM”, “Dow Jones-UBS Natural Gas Subindex Total ReturnSM”, “Dow Jones-UBS Markets Strategy (GEMS) Index™” are trademarks of Barclays Bank PLC.

Nickel Subindex Total ReturnSM”, “Dow Jones-UBS Platinum Subindex Total ReturnSM”, ©2006–2012 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the “Dow Jones-UBS Precious Metals Subindex Total ReturnSM”, “Dow Jones-UBS iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, Softs Subindex Total ReturnSM”, “Dow Jones-UBS Sugar Subindex Total ReturnSM”, servicemarks or registered trademarks are the property, and used with the “Dow Jones-UBS Tin Subindex Total ReturnSM” and “DJ-UBSCISM”, are service and/ permission, of their respective owners. 4003-05_PRD_v02MW_12/12 or trademarks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and UBS AG

(“UBS AG”), as the case may be. S&P® is a registered trademark of Standard & Not FDIC Insured • No Bank Guarantee • May Lose Value Poor’s Financial Services LLC. The ETNs based on the indices are not sponsored,

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